FOR IMMEDIATE RELEASE	EXHIBIT 99

FOR IMMEDIATE RELEASE	EXHIBIT 99

Media contacts:	Deborah Spak, (847) 948-2349
Cindy Resman, (847) 948-2815

Investor contacts:	Neville Jeharajah, (847) 948-2875
Mary Kay Ladone, (847) 948-3371

BAXTER’S SALES GROW 11 PERCENT IN SECOND QUARTER

— The Company Moves Forward with Initiatives to Improve

Profitability and Return on Assets –

— Baxter to Discontinue Hemoglobin Therapeutic Development —

DEERFIELD, Ill., July 17, 2003 — Baxter International Inc. (NYSE: BAX) today reported its second quarter results, with sales increasing 11 percent and income from continuing operations declining primarily as a result of a previously announced restructuring charge.

Sales in the second quarter totaled $2.16 billion, an increase of 11 percent. Foreign exchange favorably impacted sales by 5 percent. Baxter’s sales within the United States increased 4 percent to $997 million, while sales outside the United States grew 18 percent (including an 11 percent benefit from foreign exchange) to $1.17 billion. In the second quarter, Medication Delivery sales grew 17 percent to $938 million, Renal sales grew 11 percent to $452 million, and BioScience sales grew 5 percent to $773 million.

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BAXTER’S SALES GROW 11 PERCENT IN SECOND QUARTER - PAGE 2

Income from continuing operations totaled $49 million or $0.08 per diluted share in the second quarter, including a special charge resulting from the company’s recently announced restructuring plans. The charge totals $337 million, or $202 million after-tax (approximately two-thirds cash and one-third non-cash), or $0.33 per share. This charge includes severance costs for approximately 3,200 employees, representing about 6 percent of Baxter’s global workforce, and the write-down of certain facilities. The second quarter results compare to income from continuing operations of $204 million, or $0.33 per diluted share, in the same period last year, including charges. Cash flows from continuing operations in the second quarter were $228 million, an increase of $144 million from the same period last year.

“While our financial results for the second quarter were in line with our expectations, we are confident that our recently announced actions will drive greater profitability, cash flows and shareholder returns over the long term,” said Harry M. Jansen Kraemer, Jr., chairman and chief executive officer. “Specifically, we are simplifying our infrastructure by consolidating functions and facilities, as well as continuing to prioritize and focus our R&D investments.”

Restructuring Update

Under Baxter’s previously announced restructuring plans, approximately 40 percent of reductions in total company positions will be in the United States, with the remaining 60 percent in the rest of the world. Across functional areas, about half of the total workforce reductions are manufacturing-related, with the remainder primarily general and administrative positions.

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BAXTER’S SALES GROW 11 PERCENT IN SECOND QUARTER - PAGE 3

As part of its restructuring initiatives, Baxter is consolidating and integrating certain global facilities, including those in Frankfurt, Germany; Issoire, France; and Mirandola, Italy. While Baxter expects to achieve significant efficiencies as a result of these consolidations, there will be no impact on the company’s ability to provide current products to customers. Including the 27 facility closings announced earlier this month, a total of 30 facilities will be shut down.

Research and Development Prioritization

In addition, Baxter continues to rigorously manage its research and development (R&D) pipeline and R&D assets. Specifically, the company will discontinue its Phase I recombinant hemoglobin protein program because it did not meet the expected clinical results. Baxter is exploring a variety of options for use of its state-of-the-art biotechnology facility in Boulder, Colorado, where the hemoglobin program was based, including a potential sale.

Another change resulting from the company’s ongoing R&D prioritization efforts is in the vaccines arena. Going forward, Baxter will focus its vaccines business on development programs that utilize its proprietary cell-culture technologies and platforms, including the influenza vaccine. As a result of this decision, Baxter will be consolidating vaccines R&D in California and Austria, and focusing its Maryland operations on manufacturing.

Financial Results Year-to-Date

Year-to-date, Baxter’s sales have grown 9 percent to $4.16 billion, up from the $3.8 billion reported last year. Excluding the impact of foreign exchange, sales rose 4 percent. BioScience sales rose 2 percent to $1.5 billion, Medication Delivery sales advanced 17 percent to $1.79 billion and Renal sales grew 6 percent to $859 million.

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BAXTER’S SALES GROW 11 PERCENT IN SECOND QUARTER - PAGE 4

Sales within the United States totaled $2.0 billion in the first six months of this year, up 4 percent. Sales outside the United States increased 13 percent (including a 10 percent benefit from foreign exchange), to $2.2 billion. Income from continuing operations for the first six months of this year declined to $266 million, or $0.44 per diluted share, including charges. This compares with $457 million, or $0.73 per diluted share, including charges, reported last year. Year-to-date, Baxter generated $205 million in cash flows from continuing operations, which compares with an outflow of $11 million for the same period last year.

2003 Outlook

For the third quarter, the company expects to achieve sales growth in the range of 8 to 12 percent and earnings from continuing operations per diluted share in the range of $0.45 to $0.50.

For the full-year 2003, the company expects to achieve sales growth in the 8 to 10 percent range, earnings from continuing operations per diluted share of $1.65 to $1.75 (including the current quarter $0.33 restructuring charge) and cash flows from continuing operations of approximately $1.2 billion.

A webcast of Baxter’s second quarter conference call for investors can be accessed live from a link on Baxter’s website at www.baxter.com beginning at 7:30 a.m. CDT on July 17, 2003. Please visit Baxter’s website for additional information.

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

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BAXTER’S SALES GROW 11 PERCENT IN SECOND QUARTER - PAGE 5

Questions and Answers

What is the status of ADVATE? Have you received any questions from the FDA or European Regulatory Agencies regarding your submission?

We have received and responded to questions from the regulatory agencies and continue to expect ADVATE (Antihemophilic Factor (Recombinant), Plasma/Albumin-Free Method) rAHF-PFM approval in the second half of 2003.

Does your Q3 guidance include any impact from ADVATE?

We continue to expect ADVATE approval in the second half of this year and have included some sales of ADVATE as one of the many variables for our third quarter guidance. The wider range for the third quarter guidance reflects this possibility.

What is the status of Baxter’s inventory of Recombinate with distributors? What’s happening with your levels of inventory?

Homecare distributor inventory levels of Baxter’s Recombinate have fallen to approximately 30-40 days on hand versus over 100 days at the end of 2002. Baxter’s own level of Recombinate inventory continues to be approximately 30 days.

Does the charge include a write-off of any inventory? What impact will it have on your inventory levels going forward?

The charge does not include a write-off of any inventory. We expect the plasma products inventory to decline annually beginning in 2004.

How much will Baxter save as a result of the restructuring changes?

Now that the number of employees and facilities has been determined to be higher, the company expects that these actions will generate incremental annual savings of $0.15 to $0.20 per share when fully implemented, before the impact of anticipated increases in pension and other employee benefit costs in 2004 and beyond.

What are your plans for exiting the equity forward agreements?

Given the timing of the restructuring announcement, we decided not to exit the remaining 12 million equity forward agreements in Q2. However, we do expect to be completely out of the equity forward agreements in the third quarter. We do not expect this to have any impact on our EPS estimates for 2003.

If the vaccines business is doing well, why are you making changes?

Regardless of whether or not a business is doing well, we continually seek opportunities to enhance their operations. Vaccines is an example of a business we can streamline while it continues to do very well, with sales expectations of approximately $200 million in 2003. We have decided to focus on projects that leverage our proprietary technologies, including the development of our Influenza vaccine. We will also continue with our smallpox contracts and the partnership projects already in place. We are canceling the early-stage conjugate meningitis combination vaccine (CYW) and Group A step vaccine (GAS) projects, which were based on other technology platforms.

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What is happening with the Alpha Therapeutic acquisition?

Since the announcement of our intent to acquire certain Alpha Therapeutic assets, another company is acquiring the remainder of Alpha’s assets. These developments have increased the complexity and changed the timing of closing. We now expect this transaction to close in the third quarter.

(Baxter, ADVATE and Recombinate are registered trademarks of Baxter International Inc. and its affiliates.)

This news release contains forward-looking statements that involve risks and uncertainties, including the effect of economic conditions, actions of regulatory bodies, product development risks, product demand and market acceptance, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company’s filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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BAXTER — PAGE 7

BAXTER INTERNATIONAL INC.

Consolidated Statements of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2003	2002	Change		2003	2002	Change
CONTINUING OPERATIONS:

NET SALES	$2,163	$1,945	11%		$4,160	$3,820	9%
GROSS PROFIT	973	914	6%		1,853	1,794	3%
% to Sales	45.0%	47.0%	(2.0	)pts	44.5%	47.0%	(2.5	)pts
MARKETING AND ADMINISTRATIVE EXPENSES	464	380	22%		877	773	13%
% to Sales	21.5%	19.5%	2.0	pts	21.1%	20.2%	0.9	pts
RESEARCH AND DEVELOPMENT EXPENSES	139	123	13%		275	238	16%
IN-PROCESS RESEARCH AND DEVELOPMENT	—	51	(100)%		—	51	(100)%
RESTRUCTURING CHARGE (A)	337	—	100%		337	—	100%

OPERATING INCOME (LOSS)	33	360	(91)%		364	732	(50)%

% to Sales	1.5%	18.5%	(17.0	)pts	8.8%	19.2%	(10.4	)pts
INTEREST, NET	27	14	93%		46	30	53%
OTHER EXPENSE	14	64	(78)%		40	76	(47)%

INCOME (LOSS) BEFORE INCOME TAXES	(8)	282	(103)%		278	626	(56)%
INCOME TAX EXPENSE (BENEFIT)	(57)	78	(173)%		12	169	(93)%

INCOME FROM CONTINUING OPERATIONS	$49	$204	(76)%		$266	$457	(42)%

BASIC EPS	$0.08	$0.34	(76)%		$0.45	$0.76	(41)%

DILUTED EPS	$0.08	$0.33	(76)%		$0.44	$0.73	(40)%

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	598	602			598	601
Diluted	613	622			611	622
RECONCILIATION TO NET INCOME
Income from continuing operations	$49	$204			$266	$457
Discontinued operations	(11)	(4)			(12)	(4)

Net income	$38	$200			$254	$453

(A)	On a net-of-tax basis, the restructuring charge is $202 million, or $0.33 per diluted share.

BAXTER — PAGE 8

BAXTER INTERNATIONAL INC.

Cash Flows from Continuing Operations and Changes in Net Debt

(unaudited)

(in millions, except statistical data)

Cash Flows from Continuing Operations

(Brackets denote cash outflows)

	Six Months Ended June 30,
	2003	2002
Income from continuing operations	$266	$457
Adjustments
Depreciation and amortization	258	208
Deferred income taxes	(161)	65
Restructuring charge	337	—
IPR&D	—	51
Other	6	93
Changes in balance sheet items
Accounts receivable	(32)	(233)
Inventories	(203)	(257)
Accounts payable and accrued liabilities	(202)	(269)
Net litigation payable and other	(64)	(126)

Cash flows from continuing operations	$205	$(11)

Changes in Net Debt

Increase (decrease)

	Six Months Ended June 30,
	2003	2002
Net debt, January 1	$3,449	$2,105
Cash flows from continuing operations	(205)	11
Capital expenditures	357	328
Dividends	346	348
Acquisitions, including assumed debt	84	60
Purchases of treasury stock	153	141
Other, including the effect of exchange rate changes	165	42

Increase in net debt	900	930

Net debt, June 30	$4,349	$3,035

Key statistics, June 30:
Days sales outstanding	65.8	64.8
Inventory turns	2.2	2.5
Net-debt-to-capital ratio (A)	46.7%	42.7%

(A)	The net-debt-to-capital ratio was calculated in accordance with the company’s primary credit agreements, which give 70% equity credit to the company’s December 2002- $1.25 billion issuance of equity units.

BAXTER — PAGE 9

Baxter International Inc.

Net Sales from Continuing Operations

Period Ending June 30, 2003

(Unaudited)

($ in Millions)	Q2 2003	Q2 2002	% Growth	YTD 2003	YTD 2002	% Growth
BioScience
United States	323	368	(12%)	663	750	(12%)
International	450	364	23%	850	728	17%
Total	773	732	5%	1,513	1,478	2%
Medication Delivery
United States	573	489	17%	1,093	926	18%
International	365	316	16%	695	607	14%
Total	938	805	17%	1,788	1,533	17%
Renal
United States	101	99	2%	197	197	1%
International	351	309	14%	662	612	8%
Total	452	408	11%	859	809	6%
Baxter International Inc.
United States	997	956	4%	1,953	1,873	4%
International	1,166	989	18%	2,207	1,947	13%
Total	2,163	1,945	11%	4,160	3,820	9%

BAXTER — PAGE 10

Baxter International Inc.

Key Product Line Sales

Period Ending June 30, 2003

(Unaudited)

($ in Millions)	Q2 2003	Q2 2002	% Growth	YTD 2003	YTD 2002	% Growth
BioScience
Recombinants	253	247	3%	497	479	4%
Plasma Proteins [1]	230	241	(4)%	459	479	(4)%
Antibody Therapy	71	73	(4)%	138	149	(8)%
Transfusion Therapies [2]	136	131	3%	270	261	3%

Medication Delivery
IV Therapies [3]	271	240	13%	519	463	12%
Drug Delivery	168	134	26%	329	266	24%
Electronic Infusion Systems	176	163	8%	327	314	4%
Anesthesia [4]	220	162	36%	419	283	48%

Renal
PD Therapy	337	304	11%	638	604	6%
HD Therapy	111	99	12%	214	196	9%

[1]	Includes plasma-derived hemophilia (FVII, FVIII, FIX and FEIBA), albumin, biosurgery and other plasma-based products.
[2]	Formerly referred to as Fenwal.
[3]	Principally includes intravenous solutions and nutritional products.
[4]	Includes ESI Lederle.